$__________         No.__________

Debenture Agreement

CUSA Technologies, Inc.

Convertible Debenture
(Due June 30, 1998)


THE SECURITIES ISSUED PURSUANT HERETO HAVE NOT BEEN
REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED
( THE ACT ) OR UNDER THE SECURITIES LAWS OF CERTAIN
STATES.  THESE SECURITIES HAVE BEEN ACQUIRED FOR
INVESTMENT AND MAY NOT BE TRANSFERRED OR SOLD IN THE
ABSENCE OF AN EFFECTIVE REGISTRATION OR OTHER
COMPLIANCE UNDER THE ACT OR THE LAWS OF THE
APPLICABLE STATES OR A  NO ACTION  OR INTERPRETIVE
LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION
OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO
THE ISSUER AND ITS  COUNSEL TO THE EFFECT THAT THE SALE
OR TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE ACT
AND SUCH STATE STATUTES.

     THIS DEBENTURE AGREEMENT ( this Agreement ) is one of the duly authorized issue of convertible debentures of CUSA Technologies, Inc.
( the Company ) designated as Convertible Debenture due June 30, 1998
( the Debentures ) limited in an aggregate principal amount to $3,000,000 to be issued from and after June 15, 1995. Payment of this Debenture and the compliance with the terms herein shall in all respects be treated on a rateable basis with all other holders of the Debentures ( the Holders ) so that no Holder enjoys any preference, priority or distinction. The Company hereby promises to pay to the registered Holder of this Debenture or to his or her assigns ( the Holder ) the principal sum of ____________________
Thousand Dollars ($__________) on or before June 30, 1998, and interest as provided herein, subject to the terms and conditions set forth below.

     1. Payment of Principal and Interest. The Company shall pay to the Holder of this Debenture the principal sum stated thereon, on June 30, 1998 at the offices of the Company at 986 West Atherton Drive, Salt Lake
City, Utah 84123, in such lawful money of the United States of America as at the time of payment shall be legal tender for the payment of public and private debt, and to pay in like lawful tender interest thereon, from and after the date hereof, on September 30, December 31, March 31 and June 30 of each year the Debenture is outstanding, at the rate of eight percent (8%) per annum.

     2. Conversion by Holder. The Holder of this Debenture is entitled at any time prior to maturity or in case a Debenture or some portion hereof shall have been called for prepayment prior to such date, then until thirty (30) days after the date of notice of prepayment, to convert a Debenture (or any portion of the principal amount and interest thereof), into fully paid and nonassessable shares of the Company s common stock, $0.001 per share par value, ( the Shares ) at a rate equal to $3.00 per share through June 30, 1996, $3.50 per share through June 30, 1997 and $4.00 per share through June 30, 1998. The conversion right shall be exercised with conversion occurring by proper surrender of the Debenture to the Company, accompanied by written notice that the Holder hereof elects to convert this Debenture.

     3. Adjustment of Conversion Rate. The conversion rate and the number of Shares issuable upon conversion of the Debenture shall be appropriately adjusted in the case of stock dividend, split, reclassification, distribution or similar event.

     4. Prepayment. The Debenture is subject to prepayment, in whole or in part, at the election of the Company upon not less than thirty (30) days written notice; provided, however, the Company may exercise its right to prepay the Debendture only once each year during the thirty (30) day period ending on June 30 of such year. During the thirty (30) days following the date of any notice of prepayment, the Holder will have the right to convert the Debenture into shares of Common Stock on the terms and conditions provided above. On the fixed date for prepayment, the Debenture shall cease to bear interest with respect to the amount of principal actually paid. Upon proper surrender of any Debenture for prepayment, the amount of principal and interest due shall be paid. Any Debenture which is prepaid only in part shall be presented to the Company for notation thereon of such partial prepayment.

     5. Call by Holder. Notwithstanding any other provision of this Debenture, the Holder hereof may call the Debenture for payment upon one hundred twenty (120) days written notice to the Company upon the occurrence of either of the following events:

          (a) The after-tax profits of the Company do not exceed the lesser of $250,000 or three percent (3%) of gross revenues during any calendar quarter; or

          (b) There is a change in control of the Board of Directors of the Company. For purposes of this provision, change in control shall mean the acquisition of sufficient shares of common stock by an individual or group of individuals (including companies) acting together to enable such individual or group of individuals to control the outcome of any election for a position on the Board of Directors.

     6. Events of Default. The following events constitute Events of Default under this Agreement:

          (a) Default in the payment of any interest on any Debenture in this Series when it becomes due and payable, and continuance of such default or payment of interest for a period of thirty (30) days; or

          (b) Default in the payment of principal of any Debenture in this Series when due, whether at maturity, upon prepayment or otherwise; or

          (c) Default in the performance of or breach of any covenant or warranty of the Company in any Debenture (other than a covenant or warranty, the breach or default in performance of which is elsewhere in this section specifically dealt with), and continuation of such default or breach for a period of sixty (60) days after there has been given to the Company by registered or certified mail by the Holders of a majority in principal amount of the outstanding Debentures in this Series, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a notice of default hereunder; or

          (d) The entry of a decree or order by a court having jurisdiction in the premises adjudging the Company as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment, or composition of or in respect of the Company under federal bankruptcy laws or any other applicable federal or state law, or appointing a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in full effect for a period of sixty
     (60) consecutive days; or

          (e) The institution by the Company of proceedings to be adjudicated as bankrupt or insolvent, or the consent by it to the institution of bankruptcy or insolvency proceedings against it, or a filing by it of a petition or answer or consent seeking reorganization or relief under federal bankruptcy laws or any other applicable federal or state law, or appointing a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or of any substantial part of its property, or the making by the Company of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Company in furtherance of any such action.

     7.  Rights Upon Default. Upon the occurrence of an Event of
Default, and at any time thereafter, the Holders may exercise any one or all of the following remedies:

          (a) Declare all obligations immediately due and payable and proceed to enforce payment of the same and exercise from time to time any rights and remedies available to them under this Debenture and applicable law; or

          (b) Exercise such other right or remedy available to the Holders, at law or in equity.

     8. Notices to Holders; Waiver. Where the Debenture provides for notice to Holders of any event, such notice shall be sufficiently given if in writing sent by courier providing for delivery within 72 hours or mailed, registered, postage prepaid, to each Holder affected by such event, at his address as it appears in the Debenture register maintained by the Company, not later than the latest date, prescribed for the giving of such notice.
In any case the Notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to the Holders of other Debentures issued in this Series. Where the Debenture provides for notice to the Company, such notice shall be sufficiently given if in writing and mailed, registered, postage prepaid, to the Company at its address set forth above, not later than the latest date, and no earlier than the earliest date prescribed for the giving of such notice. Where the Debenture provides for notice in any manner, such notice may be waived in writing by the person entitled to receive such notice, whether before or after the event, any such waiver shall be equivalent of such notice.

     9. Withholding. The Company shall be entitled to withhold from all payments of principal and interest on the Debenture any amounts required to be withheld under the applicable provisions of federal income tax laws or other applicable laws at the time of such payments.

     10. Governing Law. This Debenture shall be governed by and construed and interpreted in accordance with the laws of the State of Utah.

     11. Miscellaneous. The Debenture is subject to the following additional terms and conditions:

          (a) If the Debenture is placed with an attorney for collection, or if suit be instituted for collection, or if any other remedy provided by law is pursued by the registered Holder thereof, because of any default in the terms and conditions herein, then in either event, the undersigned agrees to pay reasonable attorney s fees, costs and other expenses incurred by the Holders hereof in so doing.

          (b) The Debenture is transferable, subject to compliance with the provisions hereof.

                              CUSA Technologies, Inc.




By_______________________________________
                                   Its: __________
ATTEST:



______________________________
Secretary